Exhibit 9

Solar Capital Ltd.

Common Stock

($0.01 Par Value Per Share)

February 9, 2010

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This Lock-Up Letter Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Solar Capital Ltd., a Maryland corporation (the “Company”), Solar Capital Partners, LLC, a Delaware limited liability company and Solar Capital Management, LLC, a Delaware limited liability company, and you, as Representatives of the several Underwriters named therein, with respect to the public offering (the “Offering”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that with regard to the Common Stock received from the Company on February 9, 2010 set forth in Exhibit A (the “Received Shares”):

(I) for a period beginning on the date of the final prospectus relating to the Offering (the “Pricing Date”) and continuing to and including the date that is 180 calendar days after the Pricing Date (the “First Lock-up Period”) the undersigned will not, without the prior written consent of Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Received Shares of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Received Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Received Shares or any securities convertible into or exercisable or exchangeable for Received Shares, or warrants or other rights to purchase Received Shares, whether any such transaction is to be settled by delivery of Received Shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii) (collectively, “Prohibited Activities”); and (II) during the period beginning from and after the expiration or termination of the First Lock-up Period and continuing to and including the date that is 365 calendar days after the Pricing Date (the “Second Lock-up Period”, and together with the First Lock-up Period, the “Lock-up Period”), will not, without the prior written consent of Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., engage in Prohibited Activities with respect to more than fifty percent (50%) of the Received Shares held by the undersigned as of the Pricing Date; except that the foregoing restrictions in clauses (I) and (II) above shall not apply to (a) the registration of or sale to the Underwriters of any Common Stock pursuant to the Offering and the Underwriting Agreement, (b) bona fide gifts, provided the recipient thereof agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Letter Agreement or (c) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Letter Agreement.

In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, for a period of 180 days after the date of the final prospectus relating to the Qualifying IPO with respect to 50% of the Received Shares, and for a period of 365 days after the date of the final prospectus relating to the Offering with respect to the remaining 50% of the Received Shares, the undersigned will not, without the prior written consent of Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock.

If (i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last 17 days of the First Lock-up Period or Second Lock-up Period, as applicable, or (ii) prior to the expiration of the First Lock-up Period or Second Lock-up Period, as applicable, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the respective Lock-up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the time of purchase (as defined in the Underwriting Agreement), this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

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Yours very truly,

/s/ Bruce Spohler
Name: Bruce Spohler
Title: Chief Operating Officer and Director

Exhibit A

Received Shares held as of the Pricing Date:

1,340,649 shares are held by Solar Capital Investors, LLC and 600,000 shares are held by Solar Capital Investors II, LLC, both of which may be deemed to be beneficially owned by Mr. Spohler and by Michael S. Gross by virtue of their collective ownership interest therein.